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                                                                    EXHIBIT 10.9


                  TENDER LOVING CARE HEALTH CARE SERVICES, INC.


                              EMPLOYMENT AGREEMENT
                                      WITH
                                  DALE R. CLIFT



                  AGREEMENT as of the _____ day of ____, 1999, between Dale R. Clift, residing at 38 The Hollows North, Muttontown, NY 11732 ("Executive"), and TENDER LOVING CARE HEALTH CARE SERVICES, INC. ("Company"), a Delaware corporation, having its principal place of business at 1983 Marcus Avenue, Lake Success, New York 11042.


                              W I T N E S S E T H:

                  WHEREAS, the Company wishes to secure the services of Executive on the terms and conditions set forth below; and

                  WHEREAS, the Executive is willing to accept employment with TLC on such terms and conditions.

                  NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto do agree as follows:


                  1. Employment. The Company will employ the Executive as President and Chief Operating Officer in accordance with all of the terms and conditions set forth in this Agreement.


                  2. Term. The term of Executive's employment under this Agreement shall commence effective as of the date hereof and subject to the terms and conditions of this



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Agreement, shall continue for a period of sixty (60) consecutive months. This
Agreement shall be automatically renewed for the sixty (60) month period following each anniversary date hereof (an "Anniversary Date") unless Executive or the Company shall have filed an election to terminate, as hereinafter provided, in which event Employee's employment shall terminate sixty (60) months after the filing of such election. Such election to terminate shall be made by either Executive or the Company by notice in writing to the other, on or before the Anniversary Date of any year of employment, and in such case the effective date of such election shall be deemed to be the Anniversary Date of such year of employment.

                  3. Compensation.

                  (a) The Company shall pay to Executive, for all services rendered by Executive under this Agreement, a base salary at the rate of $400,000 per year ("Base Salary") payable in equal installments (not less frequently than monthly) in accordance with the Company's regular payroll practices.

                  (b) Notwithstanding the amounts set forth above, Executive may be entitled to additional compensation, in the discretion of the Board of Directors of the Company, for serving as a director and acting as a member and attending meetings of the Board.


                  4. Duties. Executive is engaged to serve as President and Chief Operating Officer of the Company and shall perform such duties and functions as is compatible with that position as the Company from time-to-time may determine. During the term of this Agreement, Executive shall devote all of his business time to the affairs of the Company, subject to his limited duties as an employee of Staff Builders, Inc., a Delaware corporation.


                  5. Expenses. Executive is authorized to incur expenses for promoting the business of the Company which are reasonable and necessary in the exercise of his duties, including reasonable expenses for entertainment, travel and similar items. The Company shall



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reimburse Executive promptly for all such expenses upon presentation by
Executive, from time to time, of an itemized account of expenditures.

                  6. Vacation. The Executive is entitled to five (5) weeks annual vacation. If the vacation time is not used within the annual period the Executive will not be entitled to carry over the unused vacation time.

                  7. Death or Disability. In the event Executive becomes disabled, the Employer's obligations hereunder, including Section 3, shall not be affected thereby, and Executive's duties under Section 4 may be reduced only if, and the event that, his disability prevents him from fully or completely satisfying any duty thereunder. In the event of the death of the Executive, the compensation at date of death, without further adjustment, shall be paid monthly as a death benefit (through the end of the then-current sixty (60) month term) to his estate, or if he so designates, his beneficiary.

                  8. Welfare Benefits. Executive shall be entitled to continue to receive or participate in all benefits, such as life, health, medical and disability plans, profit sharing plans, pension plans and the like ("Welfare Plans"), which the Company may make generally available to its senior executive employees. Executive shall be entitled to the above-described benefits so long as Executive serves as an employee of the Company, or as otherwise provided by the terms and conditions of the Welfare Plans.

                  9. Change of Control. In the event that at any time after a Change of Control (as defined below) but prior to the end of twelve months after such Change of Control Executive is discharged for any reason (other than the conviction of a felony) or leaves for any reason Executive shall receive within thirty (30) days after such discharge a lump sum severance payment equal to 2.99 times the "average annual base salary" paid to him. For the purposes of this
Section 9 "average annual base salary shall mean the average of Executive's annual income in the nature of compensation payable by the Company and includible in gross income over the five most recent taxable years ending before the Change in Control.



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                  A "Change of Control" shall be deemed to occur when a person, corporation, partnership, association or entity (x) acquires a majority of the Company's outstanding voting securities, or (y) acquires securities of the Company bearing a majority of voting power with respect to election of directors of the Company, or (z) acquires all or substantially all of the Company's assets.

                  10. Termination. It is specifically understood and acknowledged that the only ground upon which the Company can terminate this Agreement, except under paragraph 2 hereof, is if Executive is found guilty of a crime resulting in his conviction as a felon in New York State. It is expressly agreed and understood between the parties that in the event Executive shall violate any provision of this Agreement, the sole remedy of the Company shall be to institute and prosecute proceedings at law in accordance with Section 12, and not termination of Executive's employment. Executive shall be under no obligation to minimize or mitigate damages by seeking other employment or otherwise in the event the Company breaches or does not fulfill its obligations under this Agreement. It is further agreed that in the event of a default by the Company of its obligations under this Agreement or of an unsuccessful action by the Company against Executive for his alleged violation of this Agreement, Executive shall be entitled to recover from the Company all his expenses of enforcing or defending any action arising out of this Agreement, including his reasonable legal fees and expenses.

                  11. Noncompetition by Executive.

                  (a) Upon termination of Executive's employment hereunder for any reason, Executive agrees not to compete, in the manner described hereinafter, with the business currently conducted by the Company in the United States, for a period of six (6) months following such termination. Executive agrees that, during such period, he will not be employed by, work for, advise, consult with, serve or assist in any way, directly or indirectly, any party whose activities or .business is similar to that of the Company. The foregoing restrictions on competition by Executive shall be operative for the benefit of the Company and of any business owned or controlled by the Company, or any successor or assign of any of the foregoing.


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                  (b) If the period of time or geographical areas specified
under this section should be determined to be unreasonable in any judicial proceeding, then the period of time and areas of the restriction shall be reduced so that this Agreement may be enforced in such areas and during such period of time as shall be determined to be reasonable.

                  12. Arbitration. The Executive and Company hereby agree that if any dispute arises between them, such dispute shall be determined by arbitration in the State of New York in accordance with the rules of the American Arbitration Association then in effect. The award rendered by such arbitration shall be final and binding upon the parties hereto, and a judgment upon the award so rendered may be entered in any court of competent jurisdiction.

                  13. Waiver. Failure to insist upon compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

                  14. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. The parties to this Agreement agree and intend that this Agreement shall be enforced as fully as it may be enforced consistent with applicable statutes and rules of law.

                  15. Benefit. Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any corporation which may acquire all or substantially all of the Company's assets or business or with or into which the Company may be consolidated or merged, and to the benefit of, and be binding upon, Executive, his heirs, executors, administrators and legal representatives.

                  16. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements



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and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

                  17. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of law.

                  18. Remedy for Breach. Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement shall be an action at law pursuant to the provisions of Section 12 of this Agreement.

                  19. Notices. All notices required hereby or given under this Agreement shall be in writing and shall be served either personally or by certified mail, return receipt requested, at the following addresses, or at such other address as the parties may designate to one another in writing:


               To the Company:  Tender Loving Care Health Care Services, Inc.
                                1983 Marcus Avenue
                                Lake Success, New York 11042

               To Executive:    Dale R. Clift
                                38 The Hollows North
                                Muttontown, NY 11732


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All notices shall be deemed given when so received. All change of address notices shall be given in the same manner as provided above.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the ____ day of ______, 1999.

                               TENDER LOVING CARE HEALTH CARE SERVICES, INC.

                               By:
                                  ---------------------------------------------
                                     Stephen Savitsky



                                  ---------------------------------------------
                                     Dale R.  Clift






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